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                                                                    EXHIBIT 12.1

                     BRADLEY OPERATING LIMITED PARTNERSHIP
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                         NINE MONTHS
                            ENDED      YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                        SEPTEMBER 30, DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                            1997          1996           1995           1994           1993           1992
                         ----------   ------------   ------------   ------------   ------------   ------------
Earnings:
Earnings, as defined... $33,786,000   $ 42,153,000   $ 14,060,000   $ 14,025,000    $9,051,000     $4,667,000
                        -----------   ------------   ------------   ------------    ----------     ----------
Fixed charges:
Interest expense.......  11,593,000     13,404,000      4,705,000      4,524,000     2,947,000      3,596,000
Interest capitalized
  during the period....      18,000        150,000        137,000         89,000        58,000        178,000
Amortization of
  deferred debt
  issuance costs.......     514,000        715,000        494,000        408,000       185,000         99,000
                         ----------   ------------   ------------   ------------    ----------     ----------
                         12,125,000     14,269,000      5,336,000      5,021,000     3,190,000      3,873,000
Ratio of earnings to
  fixed charges........      2.79:1         2.95:1         2.63:1         2.79:1        2.84:1         1:21:1
                           ========     ==========     ==========     ==========    ==========     ==========
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